Exhibit (a)(1)(J)

PRESS RELEASE PARIS, MARCH 10, 2014

Imerys withdraws its offer for the acquisition of AMCOL

Imerys confirms today the termination by AMCOL International Corporation (NYSE: ACO, AMCOL) of the Agreement and Plan of Merger between Imerys and AMCOL, dated February 11, 2014, as amended. The termination follows Imerys’ decision, on March 7, not to increase its offer price for the acquisition of AMCOL after concluding that a higher price would not comply with its long term value creation objectives.

Pursuant to the terms of the Merger Agreement, AMCOL has paid a US$39 million termination fee to Imerys’ US subsidiary, which commenced the tender offer.

All steps necessary to withdraw Imerys’ tender offer for shares of AMCOL common stock are now being taken. As a result, all the shares of AMCOL’s common stock previously tendered will be returned to the holders thereof and no consideration will be paid to such holders.

Investors (US)	Press Contacts (US/UK)

MacKenzie Partners:	Sard Verbinnen & Co:

Lawrence E. Dennedy: +1 (212) 929-5239	(US) Lesley Bogdanow: +1 (212) 687-8080

Simon P. Coope: +1 (212) 929-5085	(UK) Jonathan Doorley: +44 (0)20 3178 8914

Imerys Analyst/Investor Relations	Imerys Press Contacts

Pascale Arnaud: +33 (0)1 4955 6401	Pascale Arnaud: +33 (0)1 4955 6401

finance@imerys.com	Raphaël Leclerc: +33 (0)6 7316 8806

About Imerys

The world leader in mineral-based specialty solutions for industry, with €3.7 billion revenue and 15,800 employees in 2013, Imerys transforms a unique range of minerals to deliver essential functions (heat resistance, mechanical strength, conductivity, coverage, barrier effect, etc.) that are essential to its customers’ products and manufacturing processes.

Whether mineral components, functional additives, process enablers or finished products, Imerys’ solutions contribute to the quality of a great number of applications in consumer goods, industrial equipment or construction. Combining expertise, creativity and attentiveness to customers’ needs, the Group’s international teams constantly identify new applications and develop high value-added solutions under a determined approach to responsible development. These strengths enable Imerys to develop through a sound, profitable business model.

More comprehensive information about Imerys may be obtained from its website (www.imerys.com) under Regulated Information, particularly in its Registration Document filed with the Autorité des marchés financiers on March 21, 2013 under number D.13-0195 (also available from the Autorité des marchés financiers website, www.amf-france.org). Imerys draws the attention of investors to chapter 4, “Risk Factors”, of its Registration Document.

Notice to Investors

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF AMCOL. The solicitation and the offer to purchase shares of AMCOL common stock is being made pursuant to the Schedule TO that Imerys and the Purchaser filed with the SEC on February 20, 2014. The Schedule TO, including the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Schedule 14D-9, are available to all stockholders of AMCOL at no expense to them. The Schedule TO and Schedule 14D-9 are available for free at the SEC’s web site at www.sec.gov. Free copies of these materials and certain other offering documents are made available by the information agent for the offer. The Schedule TO, Schedule 14D-9 and related materials may also be obtained for free from MacKenzie Partners, Inc. 105 Madison Avenue, New York, NY 10016, Toll-Free Telephone: (800) 322-2885, Email: tenderoffer@mackenziepartners.com.

AMCOL STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Additional Information and Where to Find It

In addition to the Schedule 14D-9, AMCOL files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by AMCOL at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AMCOL’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This release contains forward-looking statements regarding, among other things, the proposed acquisition of AMCOL by Imerys and the expected timing, certainty and benefits of the transaction. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect Imerys’ current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties.

Investors should note that many factors could affect the proposed acquisition of AMCOL and could cause actual results to differ materially from those expressed in forward-looking statements contained in this release. These factors include, but are not limited to: the risk that the acquisition will not close when expected or at all; the risk that Imerys business and/or AMCOL’s business will be adversely impacted during the pendency of the acquisition; and other risks and uncertainties. Imerys assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, other than as required by law.